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                                                                Exhibit 10.34.1


                              AMENDED AND RESTATED
                          INTERIM OPERATING AGREEMENT


     This Amended and Restated Interim Operating Agreement ("Agreement") is made effective as of December 31, 1997, by and between UNITED PANAM MORTGAGE CORP., a California corporation formerly known as PAB Mortgage Corporation ("Mortgage Company"), and PAN AMERICAN BANK, FSB, a federal savings bank ("Bank") with reference to the following:

                                R E C I T A L S

     A. Effective July 1, 1997, Bank distributed, by way of dividend to its parent, all of the issued and outstanding shares of capital stock of the Mortgage Company, as contemplated by that certain letter of January 28, 1997 submitted to the Office of Thrift Supervision ("OTS"), in connection with the Bank's letter application, dated January 27, 1997, to establish the Mortgage Company as an operating subsidiary on an interim basis (the "OTS Application"). The organization of the Mortgage Company and the transfer of its shares by dividend were the subject of no objection or approval letters issued by the OTS on February 20, 1997 and April 2, 1997. The Mortgage Company had been incorporated by the Bank on January 10, 1997, to acquire certain lending business currently conducted by the Bank at the offices listed on Schedule "A" ("Mortgage Company Offices") and to conduct such operations on an interim basis pending the transfer of the Mortgage Company to its parent. Effective July 1, 1997, it commenced such operation pursuant to an Interim Operating Agreement, dated as of July 1, 1997, as amended by a First Amendment to Operating Agreement dated as of December 12, 1997 (the "Original Agreement").

     B. The foregoing transactions were undertaken as part of the transfer from the Bank of its entire existing subprime single-family mortgage loan origination and mortgage banking business (the "Subprime Business") to the Mortgage Company. In addition to the Mortgage Company assets described above, following the expiration of the Term of this Agreement (as defined below), such transfer will include the assumption by the Mortgage Company of all obligations of the Bank under office leases for the Mortgage Company Offices and the assignment of such leases to the Mortgage Company, the transfer of all employees conducting the Subprime Business and the assumption of certain maintenance and other service contracts in so far as such service contracts relate to the Subprime Business.

     C. Following completion of the transfer of the entire Subprime Business, it is anticipated that the Bank will continue to underwrite loans originated by the Mortgage Company for a fee and to purchase loans from the Mortgage Company in the manner generally described in the OTS Application, on such terms and procedures as are provided therein or as such terms and procedures may be modified from time-to-time.


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     D.   In order to complete the transfer of the Subprime Business by the Bank to the Mortgage Company, the Mortgage Company and certain of its employees and agents involved in the origination, production and/or servicing of mortgage loans are required to be licensed or to obtain or confirm exemptions from licensing under various laws in effect in the states in which the Mortgage Company maintains Mortgage Company Offices or otherwise originates or acquires mortgage loans ("State Licensing Requirements"). The Bank, as a federally-chartered savings bank, and its employees, are generally exempt from State Licensing Requirements and can originate, produce and service mortgage loans without the necessity of obtaining licenses or permits in the states in which Subprime Business is currently conducted.

     E. The Mortgage Company and the Bank wish to provide for the continued origination and production of mortgage loans in connection with the Subprime Business by the Bank and its employees and agents on an interim basis, pending receipt by the Mortgage Company of all licenses, permits, authorizations and exemptions required to satisfy State Licensing Requirements, in order to assure the effective transition of the Subprime Business from the Bank to the Mortgage Company, and completion by United PanAm Financial Corp. ("Holding Company"), the parent of the Bank and the Mortgage Company, of an initial public offering of its common stock, the proceeds of which will be used, in part, to provide capital to the Bank and the Mortgage Company.

     F. The parties have evaluated the ongoing relationship between the Bank and the Mortgage Company and desire to amend and restate the Original Agreement in its entirety to reallocate the benefits and burdens of the Subprime Business as provided in this Agreement.

     NOW, THEREFORE, the Mortgage Company and the Bank agree as follows:


I.   Term.   This Agreement shall remain in effect from December 31, 1997 until
     ----
the later of (a) the end of the month following the month in which the initial public offering of the Holding Company is concluded; and the end of the month in which the Mortgage Company satisfies all State Licensing Requirements (the "Term"). The terms hereof shall also apply to all Subprime Business conducted during the fourth quarter of 1997.

     1.   Production Employees.   During the Term the Bank shall retain all loan
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origination and production employees and agents engaged in the Subprime Business
("Production Employees") under its direct employ. Production Employees shall be transferred to the Mortgage Company upon the expiration of the Term. During the Term, the Bank shall remain responsible for the payment of all wages and other benefits due such employees.

     2.   Eligible Loans.  During the Term, the Bank shall continue to originate
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and fund through the Production Employees subprime mortgage loans meeting its underwriting guidelines and other requirements ("Eligible Loans"), which loan programs and underwriting guidelines shall be specified jointly by the Mortgage Company and the Bank. Such

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requirements shall include, among other things, requirements relating to owner occupancy; loan-to-value ratios; lien priority; title, hazard, flood and mortgage insurance; appraisal; borrower financial and credit history; loan documentation, and compliance with state and federal laws and regulations.

     3.   Mortgage Company Offices.   The parties recognize that certain State
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Licensing Requirements apply to the Mortgage Company Offices.  To that end, during the Term, the Bank shall continue to lease and remain obligated to landlords under the office leases relating to the Mortgage Company Offices, and shall pay all rent, utilities, insurance and other costs related to the operation and maintenance of such offices, as well as to the loan production and origination functions conducted at the Mortgage Company Offices, including all personnel costs, telephones, and other Operating Expenses ("Office Expenses"). Such Office Expenses shall be paid during the Term by the Bank, and following expiration of the Term by the Mortgage Company. To the extent the Bank retains any liability to landlords for periods following the expiration of the Term respecting the leases of the Mortgage Company Offices, the Mortgage Company shall indemnify and hold the Bank harmless from any such liabilities. The Mortgage Company shall not charge the Bank for use of the Mortgage Company Office assets, which have been sold to the Mortgage Company and the Bank may after July 1 acquire the assets necessary to originate and fund subprime mortgage loans. Such assets acquired by the Bank after July 1 shall be sold to the Mortgage Company at net book value upon satisfaction of State Licensing Requirements.

     4.   Administrative Services.   During the Term, Mortgage Company shall
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administer and supervise all Subprime Business conducted at the Mortgage Company
Offices to the extent consistent with applicable law and regulations. Such services shall be provided as part of the Secondary Marketing Services described below.

     5.   Secondary Marketing.   During the Term, the Mortgage Company shall be
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responsible for all activities and related overhead and other expenses related to administration of the Subprime Business, and the marketing and sale of Eligible Loans originated and funded by the Bank during the Term, including the securitization or other sale of loans, solicitation of bids for loans, advising the Bank regarding sales pricing and related matters ("Secondary Marketing Services"). This Agreement shall constitute the written authorization of the Bank to the Mortgage Company to act as the Bank's agent for such purposes, subject to applicable OTS regulations. For such Secondary Marketing Services during the Term, the Mortgage Company shall be entitled to receive reimbursement of its operating expenses and a Marketing Fee as described in Section 6 below.

     6.   Compensation of Mortgage Company.  For Secondary Marketing Services
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performed by the Mortgage Company, it shall be entitled to reimbursement by the
Bank for all marketing, personnel, administrative and other costs and expenses incurred by the Mortgage Company in connection with the performance of such services, plus a marketing fee equal to 20% of such costs and expenses.

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     7.   Amendments to Agreement.   The parties agree to negotiate in good
          -----------------------
faith respecting the reallocation of expenses and income should it appear that the allocation of expenses and income in Section 6 did not fairly reflect the terms of the economic relationship contemplated by the parties.

     8.   Indemnity.   The Mortgage Company shall indemnify and hold harmless
          ---------
the Bank from and against any obligations or liabilities that the Bank may have arising out of (a) any claim by any investor who purchased Eligible Loans sold by the Bank during the Term, respecting indemnification for losses or the repurchase of loans from such investor; (b) the leases, sums due Production Employees or other expenses connected with the operation of the Mortgage Company Offices or the conduct of the Subprime Business following the Term; and (c) any assets transferred to or liabilities assumed by the Mortgage Company in connection with the Subprime Business.

     Executed effective as of December 31, 1997.

                                    "Mortgage Company"

                                    UNITED PANAM MORTGAGE CORP.


                                    By:      /s/ Lawrence J. Grill
                                        -----------------------------

                                      Title: Vice President
                                             -------------------------


                                    "Bank"

                                    PAN AMERICAN BANK, FSB


                                    By:      /s/ Lawrence J. Grill
                                        -----------------------------

                                       Title: President
                                             -------------------------

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